                                                                     EXHIBIT 21

                    SUBSIDIARIES OF THE UNIMARK GROUP, INC.

1.       UniMark Foods, Inc., a Texas Corporation

2.       UniMark International, Inc., a Texas Corporation

3. Industrias Citricolas de Montemorelos, S.A. de C.V., a company organized under the Laws of Mexico

4. Grupo Industrial Santa Engracia, S.A. de C.V., a company organized under the laws of Mexico

5.       Simply Fresh Fruit, Inc. a California corporation

6. Agromark, S.A. de C.V., a corporation organized under the laws of Mexico

7.       Gisalamo, S.A. de C.V., a company organized under the laws of Mexico

8. Flavorfresh Limited (formerly UniMark Foods Europe Limited), a company organized under the laws of the United Kingdom